Exhibit 10.18

SERVICES AGREEMENT

Navistar, Inc.

AND

Liberty Electric Cars Ltd.

Services Agreement Template  204-A                                                                                                                                                  Page 1 of 9

Revision:  5

Revision Date:  4.14.2011

Copyright © Navistar, Inc.

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is entered into this 3rd of May, 2011, (“the Effective Date”) between Navistar, Inc. and its subsidiaries and affiliates, (“Navistar”), a corporation of the State of Delaware, having its principal place of business at 4201 Winfield Road, Warrenville, Illinois 60555, and Liberty Electric Cars, a UK limited company based in Oxfordshire, UK, a company having its principal place of business at Oxford Science Park, Oxford, UK (”Contractor”).

1.

Service Description

Navistar shall retain Contractor to provide, under Navistar's direction, the services as set forth in an exhibit (“Statement of Work”) hereto which involves Contractor performing tasks defined therein.  The terms and conditions of this Agreement shall supersede and govern any conflicting terms in the Statements of Work hereto.  A Statement of Work shall identify without limitation the services to be performed, results to be achieved, the cost, the start date, the criteria for completion, and any other information applicable to the services to be provided.  No services shall be provided by virtue of this Agreement alone, but shall require the issuance and acceptance of a Statement of Work.  The completion of any particular services as specified in a Statement of Work shall not terminate this Agreement.  It is the intention of the parties that this Agreement continue in full force and effect to cover any agreed upon future services as specified in an appropriate Statement of Work hereinafter provided to Navistar by Contractor and signed by both parties, provided that either party may modify, amend, or terminate this Agreement upon ninety (90) days written notice to the other party.

2.

Payment Terms

Contractor shall submit to Navistar an invoice of compensation due in accordance with the Statement of Work.  Payments will be made to Contractor by Navistar upon approval of the invoices and terms will be net forty-five (45) days after receipt of invoice. Contractor will invoice service work with a 20% margin on agreed rates. Contractor must invoice Navistar for services provided within ninety (90) days after performance of services.  Navistar will not be obligated to pay any invoices submitted after such period, unless Contractor and Navistar otherwise agree in wiritng with respect to a particular invoice. (See Attachment A-Navistar Quote/Invoice Template).

Reimbursable expenses such as travel, lodging, meals, materials, supplies, and outside services will be billed at actual cost plus a margin of 5% and substantiated by copies of invoices covering these charges.  Navistar’s travel and expense guidelines will apply where applicable and expenses will not be reimbursed without the prior approval of Navistar.  (See Attachment B - Navistar Supplier Travel and Expense Guidelines)

Services Agreement Template  204-A                                                                                                                                                  Page 2 of 9

Revision:  5

Revision Date:  4.14.2011

Copyright © Navistar, Inc.

3.

Works for Hire

Contractor agrees that all drawings, graphics, technical analyses, models, prototypes, writings, computer programs, algorithms, and other materials related to and emanating from work performed under this Agreement are considered to be works for hire and shall become and remain the property of Navistar.  At the request of Navistar, Contractor shall execute or cause its employees to execute, any and all documents which Navistar may deem necessary to assign to it, its successor or assigns, the sole and exclusive right to such drawings, graphics, technical analyses, models, prototypes, writings, computer programs, algorithms, and other materials, as well as to design registrations, design patents, and copyrights relating thereto.

4.

Confidential Information/Intellectual Property

A.  Contractor agrees that neither it nor its agents or employees will sue Navistar, Navistar's customers, or its suppliers for infringement of patents, copyrights, trade secrets or other proprietary rights arising from the sale or use of products, processes, or software utilizing the information, design, or services furnished by Contractor pursuant to this Agreement.  Contractor further agrees that it will not knowingly infringe the patent, copyright, trade secrets or other proprietary rights of third parties in the performance of this Agreement and agrees to advise Navistar if Contractor is or becomes aware that Navistar's use of the results of this project would violate rights of third parties.

Contractor shall indemnify, defend and hold Navistar, its employees and representatives harmless from any claim or suit brought against Navistar for infringement of any patent, copyright, or trade secret or for wrongful use of proprietary information of any third party insofar as such claim or suit is based on a claim that the infringement or wrongful use is attributable to Navistar's use of the materials, products, processes, or software manufactured, designed or developed by Contractor for Navistar and used by Navistar in the manner contemplated under this Agreement. This indemnity shall not apply to materials, products, processes, or software in which the infringement or wrongful use arises solely from Contractor's compliance with Navistar’s written instructions. Indeed, where Navistar instructs Contractor to use a product, process, software system or the like which subsequently is shown to infringe a third partiy’s patent, copyright, or trade secret, or is shown to be a wrongful use of proprietary information, Navistar shall indemnify, defend and hold contractor, its employees and representatives harmless from any claim or suit bought against contractor. The foregoing indemnities shall be against any costs and damages, including attorneys fees, awarded against Navistar, as well as Navistar's cost of defending such claims.  Navistar shall promptly notify Contractor of any such claim or suit and shall give Contractor exclusive control of the defense thereof and all negotiations relating to its settlement.  Navistar shall reasonably assist, at Contractor's expense, in Contractor's defense of the claim or suit.

In the event that Contractor shall elect to use or incorporate in the materials to be produced hereunder any components of a system already existing, Contractor shall first notify Navistar who, after whatever investigation Navistar may elect to make, may direct Contractor not to so use or incorporate any such components.  If Navistar shall not object, Contractor may use or incorporate such components at Contractor’s expense after obtaining the written consent of the party owning the same, and furnishing a copy thereof to Navistar; in all events, such components shall be similarly warranted by Contractor and Contractor will arrange to transfer title or a perpetual, unlimited, royalty free license to use such components to Navistar for purposes of this Agreement and shall indemnify Navistar in the manner aforesaid, with respect thereto.

B.  Contractor agrees not to disclose to any third party or use, except in connection with specific Navistar assignments, any confidential information which may come into the possession or knowledge of Contractor in connection with this Agreement or the performance thereof including, but not limited to, information relating to Navistar's businesses, including business and marketing plans, financial information, employment information, processes, products, equipment, trade secrets, Navistar software, third party software, passwords for computer and/or communications systems, and information resulting from this project.  Any information not available to the public shall be considered confidential for the purposes of this Agreement, but should any of this information be published or otherwise made available to the public by Navistar or by third parties without breach of this Agreement, Contractor shall be free to use for its own purposes such publicly available information.

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Revision:  5

Revision Date:  4.14.2011

Copyright © Navistar, Inc.

C.  All materials, including without limitation, documents, drawings, models, sketches, designs, software, computer tapes and disks, and lists furnished to Contractor by Navistar shall remain the property of Navistar and shall be returned promptly upon completion of the assigned project, or at any time upon written request of Navistar.  Contractor agrees not to make any copies of any such materials without Navistar's permission and to return any copies authorized with the original materials.

D.  Contractor warrants that it has entered into agreements with its employees and all persons who will be involved in the performance of Contractor's obligations under this Agreement, having terms obligating such employees or persons to Contractor in the same manner and to the same extent that Contractor is obligated to Navistar under this Articles A, B, and C hereof.

E.  This Article – Confidential Information/Intellectual Property – shall survive the termination or expiration of this Agreement and any Statement of Work.

5.

Additional Supplier Obligations

Relationship of the Parties

Contractor represents that:  a) to the extent necessary for Contractor to perform under this Agreement, it is and will continue to be for the term of this Agreement in compliance with all applicable federal, state, local and European Union laws and ordinances, b) it can enter into this Agreement without violating any contractual, professional, or other legal obligations it may have; c) consultants provided to Navistar under this Agreement are employees of Contractor and not of Navistar; d) Navistar shall not be liable for the payment of any salaries, income tax withholding, social security tax withholding, workers’ compensation insurance or disability insurance premiums, benefits, or other appearances of direct employment for any consultants hereunder; and e) Contractor will indemnify Navistar against payment of such taxes, premiums, or other benefits in the event that any governmental agency having jurisdiction thereof should hold that for purposes of this Agreement any consultants are employees of Navistar and not of Contractor.

Independent Contractor

Contractor specifically acknowledges that it is an independent contractor and that neither it nor any of its employees is entitled to participate in any of Navistar's benefit plans, including, without limitation:  vacation, disability, life insurance, S.U.B., attendance bonuses, pre-retirement leave, pension and annuity, accidental death and dismemberment, hospital, surgical, or medical benefits.

Background and Drug Checks

Contractor represents and warrants that each of its employees stationed at Navistar for more than thirty (30) calendar days and performing services pursuant to this Agreement: (a) has taken a five panel hair drug test (the “Drug Test”) and (b) has been subjected to and passed a background check including, but not limited to, an Office of Foreign Assets Control (OFAC) Restricted and Denied Parties List screening (the “Background Check”) while employed by Contractor.  For the purposes of this Agreement, “passing” a Background Check shall consist of, but not be limited to, not having any convictions for the past seven (7) years for financial crimes, violence, drugs, or theft.  Prior to any employee performing services for Contractor under this Agreement, Contractor shall furnish a certification (the “Contractor Certification”) to Navistar indicating that employees of Contractor performing services under this Agreement shall have passed the Drug Test and the Background Check (including a specific certification that such employees have not had any convictions for the past 7 years for financial crimes, violence, drugs, or theft).  In the event that Contractor becomes aware that any of Contractor’s employees no longer meet the requirements of the Drug Test and/or Background Check, Contractor shall not permit such employees to perform services for Navistar under this Agreement.

Corruption Prevention and Trade Compliance

Contractor will conduct its business operations in accordance with all applicable laws and regulations including, but not limited to, the United States Foreign Corrupt Practices Act, the UK Bribery Act, U.S. Foreign Asset Control Laws, and U.S. Export Control Laws, and will not attempt to directly or indirectly improperly obtain any benefit by payments, the giving of anything of value or other actions contrary to any applicable law or regulation; and

Services Agreement Template  204-A                                                                                                                                                  Page 4 of 9

Revision:  5

Revision Date:  4.14.2011

Copyright © Navistar, Inc.

Contractor has not made and will not make, directly or indirectly, any payment of funds (a) to any government official or any representative or employee of a government entity, (b) to any employee or representative of any purchaser, or (c) which is illegal under any applicable law inside or outside of the country in which Contractor will provide the goods or services including but not limited to, the U.S. Foreign Corrupt Practices Act and UK Bribery Act, all as may be amended from time to time; and

Neither Contractor nor any employee, agent, or principal of Contractor nor any of their immediate families is or will be (a) a government official or any employee or representative of a governmental entity, or (b) an official or employee or representative of or holder of a beneficial interest in any purchaser of Products or Services sold by Contractor pursuant to this Agreement and any resulting Subcontract Agreement and/or Statement of Work; and

No government entity or ultimate purchaser has or will have a beneficial interest in Contractor’s business; and

If Contractor assists in the actual sale of Navistar goods, Contractor will investigate the identity of the ultimate end-user of the goods to be sold and will provide documentation as requested by Navistar regarding the ultimate end-user and the use of goods to be sold; and

Contractor hereby agrees that it will put into place for itself and for all related companies, policies, procedures, and guidelines with respect to all applicable laws and regulations including, but not limited to the U.S. Foreign Asset Control Laws, U.S. Export Control Laws, the UK Bribery Act, and the U.S. Foreign Corrupt Practices Act (“FCPA”) and that Contractor will provide compliance and corruption prevention training to its employees and representatives as well as employees and representatives of all related companies on an as-needed basis and not less than annually.  Contractor further acknowledges that Navistar shall have the right to terminate this Agreement if Contractor fails to institute such policies, procedures, and guidelines within sixty (60) days of the Effective Date of this Agreement or if Contractor fails to provide the above-referenced training on an annual basis.

Contractor shall obtain and maintain any and all licenses, concessions, and permits Contractor is required to obtain under any applicable law or regulation for Contractor to carry out its obligations in connection with this Agreement and any resulting Subcontract Agreement and/or (Statement of Work); and,

Contractor has not been convicted of, pleaded guilty to or been charged with any offense involving fraud, export violations, corruption, or bribery in any jurisdiction or country; and

Contractor shall keep accurate books and records and shall preserve all books, records, data, and evidence of procedures and policies relating to the Contractor’s compliance with the foregoing and shall make all books, records, data, and evidence of procedures and policies relating to compliance with the foregoing available for examination and audit by upon request of the Company or any Government including the U.S. Government and shall provide the reasonable assistance of Contractor’s employees with knowledge of compliance efforts in connection with any such examination or audit.

Contractor will execute a certificate containing the above representations and warranties as reasonably requested by Navistar throughout the term of this Agreement and any resulting Subcontract Agreement and/or Statement of Work.

Navistar shall have the right to terminate this Agreement immediately upon forming a reasonable belief that Contractor has defaulted or has otherwise failed in the performance any of the requirements of this Corruption Prevention and Trade Compliance Section as set forth above.

Services Agreement Template  204-A                                                                                                                                                  Page 5 of 9

Revision:  5

Revision Date:  4.14.2011

Copyright © Navistar, Inc.

Anti-Virus/Restrictive Code Warranties

The Contractor warrants that all software used or produced by it in performance of the services provided hereunder shall contain no computer viruses, or other contaminants, including, but not limited to, any codes or instructions that may be used to access, modify, delete, or damage the computer programs or data files of Navistar or other computer programs or data files without Navistar’s authorization.  Contractor shall be liable for any and all damages caused by such viruses or contaminants.  Contractor further warrants that all software used or produced by it shall contain no back doors, time bombs, keys, locks, restrictive code, automatic restraint, or other devices not specifically authorized in this Agreement (“Restrictive Code”), and no Restrictive Code will be introduced at a future date via modem, software update, or any other means.  Remote disabling of any software is prohibited without a court order.  Contractor shall be liable to Navistar for any and all damages caused by any such viruses or contaminants or Restrictive Code.

6.

Press Releases

Any proposed release by either party to the public relating to this project, whether or not it contains any confidential information therein, must, prior to release thereof, be approved in writing by the other party.

7.

Promotional Usage

Navistar and Contractor agree not to use each other's name for sales or promotional purposes without the other party's written permission in each instance., unless used for internal communication; to owners of “e-star / modec trucks”; or to shareholders.

8.

Indemnification

Contractor agrees to indemnify and hold Navistar harmless from any and all claims or losses arising out of Contractor's or its agents' use of Navistar’s facilities or equipment or arising from the services provided or the services to be provided by Contractor or its agents’ under this Agreement and any amendments/exhibits/Statements of Work attached hereto, except to the extent any claim or loss is directly related to Contractor’s action in following Navistar’s written instructions to Contractor with respect to the services provided by Contractor.

9.

Non-agency Relationship

Contractor agrees, as an independent contractor, to perform the work set forth in a Statement of Work on a best efforts basis in a timely manner and shall not be Navistar's agent nor have any right, authority or power to enter into any commitments on behalf of Navistar unless specifically authorized by Navistar in writing.

10.

Liability Insurance

Contractor shall maintain the following insurance:

(a)

Commercial general liability insurance, including coverage for products and completed operations, with a minimum amount of liability of $5,000,000 per occurrence (limits can be met through a combination of primary and excess liability coverages);

(b)

Automobile liability insurance with a minimum amount of liability of $5,000,000 per occurrence;

(c)

Worker's Compensation insurance as required by law;

(d)

Employers’ liability insurance with a minimum amount of liability of $500,000 per occurrence;

(e)

When Contractor will be stationed at Navistar facilities, Crime and Fidelity insurance, including coverage to third parties, of $1,000,000; and

(f)

Errors & Omissions (Professional Liability) insurance with a minimum amount of $2,000,000 per occurrence.

All required insurance shall be written by an insurer with an A.M. Best rating of  A-, Class VIII, or better.  Navistar shall be named as an additional insured with regard to the commercial general liability and automobile liability insurance.  A certificate of insurance will be supplied to Navistar prior to proceeding with any work.  Such certificate shall specify that in the event of cancellation or material change in coverage, the insurers will endeavor to give Navistar written notice at least thirty (30) days prior to such event.

Services Agreement Template  204-A                                                                                                                                                  Page 6 of 9

Revision:  5

Revision Date:  4.14.2011

Copyright © Navistar, Inc.

11.

Termination

Navistar reserves the right to stop any and all work being performed by Contractor pursuant to a Statement of Work upon five (5) days written notice.  Navistar will pay for all work performed by Contractor through the end of the work day of the day work is stopped.

Navistar may modify, amend, or terminate this Agreement upon ninety (90) days written notice to Contractor.

12.

Modification of Agreement

For cost control purposes, all changes and additions to a Statement of Work shall be made in writing.  Contractor shall advise Navistar of the additional costs and time required and proceed only after written authorization has been received by a modification to this Agreement.

13.

Progress Reports

Contractor shall implement an on-line reporting system that integrates with any existing Navistar system. This will provide Navistar with the ability to immediately monitor the progress of any work covered by this agreement.

14.

Audit Rights

In order to assess Contractor’s compliance with the terms and conditions of this Agreement and any Statement of Work, Contractor shall permit Navistar and its authorized representatives, including its accountants and attorneys, reasonable access to all of Contractor’s books and records pertaining to the performance of this Agreement and any Statement of Work, wherever such books and records may be located and shall also grant Navistar and its representatives reasonable access to Contractor’s business and operations personnel involved in the performance of this Agreement and any Statement of Work.

15.

Subcontract Work

Contractor may not subcontract any of the services to be performed under this Agreement or a related Statement of Work without the prior written consent of Navistar, unless to a subsidiary company, or a company previously approved by Navistar.  Contractor may not assign this Agreement without the prior written consent of Navistar.

16.

Dispute Resolution

The parties agree that in the event of a dispute or alleged breach of this Agreement, they will work together in good faith first, to resolve the matter internally by escalating it to higher levels of management and then, if necessary, to use a mutually agreed alternative dispute resolution technique prior to resorting to litigation, other than disputes involving confidentiality or infringement of intellectual property rights (in which case either party shall be free to seek available remedies in any forum).

17.

Non-solicitation

Contractor and Navistar agree not to hire or engage, or attempt to hire or engage, or in any way facilitate or assist a competitor to hire or engage, each other’s employees during the term of this Agreement and/or Statement of Work and for a period of one (1) year following termination of this Agreement and/or Statement of Work.

Services Agreement Template  204-A                                                                                                                                                  Page 7 of 9

Revision:  5

Revision Date:  4.14.2011

Copyright © Navistar, Inc.

18.

Keep Competitive Agreement

Navistar and Contractor recognize that continuing to be competitive in price, performance, delivery, reliability, quality, and technology is essential for this Agreement.  If Navistar reasonably demonstrates to Contractor that any service is not a competitive value in price, performance, delivery, reliability, technology, or quality with other equivalent services of equivalent value, production, usage, or availability in the world, then Contractor agrees to provide an action plan and timetable within sixty (60) days of such demonstration to cure the deficiency to Navistar’s satisfaction.  If the plan fails to cure the deficiency within the agreed upon timetable, then Navistar may at its option withdraw the non-competitive service(s) from this Agreement and serve notice to terminate the obligations of the Parties under this Agreement with respect thereto, effective upon the date specified by Navistar in such notice.  Navistar agrees that prior to exercising its option, it will consider, in good faith, any proposal by Contractor to correct the deficiency.

Miscellaneous

19.

Choice of Law

This Agreement shall be construed in accordance with the laws of the State of Illinois.

20.

Arbitration

a)

This Agreement and the rights and duties of the parties arising out of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois excluding any conflicts of law rules thereof. All disputes and differences that may arise out of or in connection with this Agreement, or the breach thereof, shall be submitted to arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) for final and binding arbitration.  The arbitration proceeding, including all hearings or meetings, shall be at a mutually convenient location in London, England or such other location as the parties mutually agree.  Each party to the arbitration shall select one arbitrator and those two arbitrators shall in turn select the third arbitrator; provided, that if the two arbitrators cannot agree on an additional arbitrator within 60 days after notice of the dispute, or if either party fails to appoint its arbitrator within 60 days after notice of the dispute, the ICC shall make such selection in accordance with its rules.  The third arbitrator shall be the presiding arbitrator and shall be a national of a country other than the United States or any country where either party maintains an office.

b)

The arbitration will be conducted in the English language, provided that any witness whose native language is not English may give testimony in his or her native language, with simultaneous translation into English (at the expense of the party presenting any such witness). The prevailing party shall be entitled to an award of attorneys’ fees and expenses.  The award issued by the tribunal shall be final and binding on the parties, and shall include a statement of the reasons for the decision.  Judgment upon the award rendered may be entered and shall be enforceable in any court of competent jurisdiction having jurisdiction over the parties or their assets.  Either party to this Agreement may request any judicial or other authority of competent jurisdiction to order any provisional or conservatory measure, prior to the institution of the arbitration proceeding, or during the proceeding, for the preservation of its rights and interests.

21.

No Waivers

A party’s failure or delay to exercise any right under the Agreement shall not operate as a waiver of any rights under this Agreement, except as described in paragraph 2 above.

22.

Severability

If any term, clause, or provision of this Agreement shall be judged by a court of competent jurisdiction to be invalid or unenforceable, the validity of any other term, clause, or provision shall not be affected, and such invalid or unenforceable term, clause, or provision shall be deemed deleted from this Agreement.

Services Agreement Template  204-A                                                                                                                                                  Page 8 of 9

Revision:  5

Revision Date:  4.14.2011

Copyright © Navistar, Inc.

23.

Notices

Except as otherwise provided, any notice or other documents to be given under this Agreement will be in writing and will be deemed to have been given if sent by registered mail or nationally recognized overnight courier to a party or delivered in person to a party at the address set out below or such other address as the party may designate by written notice to the other:

If to Navistar:

Navistar, Inc.

4201 Winfield Road

Warrenville, Illinois 60555

Attn:  Navistar Legal Dept.-General Counsel

With copies to:

Attn:  Michael Moore, Corporate Supply/Sourcing Manager

Phone: 260-461-1410

E-mail: michael.moore@navistar.com

If to Contractor:

Liberty Electric Cars

Oxford Science Park, Oxford, UK

Attn:  Ian Hobday

Phone: +44 7872464263

E-mail: ian@liberty-ecars.com

Any such notice or other document will be deemed to have been received by the addressee five (5) business days following the date of dispatch of the notice or other document by mail or, where the notice or other document is sent by overnight courier or by hand, simultaneously with the delivery.

24.

Entire Agreement

The parties agree that this Agreement, along with any applicable Statement of Work are the complete and exclusive statements of the agreement between the parties, which supersedes all proposals, oral or written, and all other communications between Navistar and Contractor relating to the subject matter of this Agreement.  Any modification hereto must be embodied in writing signed by authorized representatives of both parties.  No modification hereof shall be effected by either party's use of an order acknowledgment or other form containing additional or different conditions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.

NAVISTAR, INC.	CONTRACTOR

By	By

Name	Name

Title	Title

Date	Date

Services Agreement Template  204-A                                                                                                                                                  Page 9 of 9

Revision:  5

Revision Date:  4.14.2011

Copyright © Navistar, Inc.